Exhibit 10.1
HUTTIG BUILDING PRODUCTS, INC.
EVA EXECUTIVE INCENTIVE PLAN
For the Year 2010
GENERAL
The awards to participants in the EVA Incentive Compensation Plan, As Amended January 1, 2004 (the “EVA Plan”) of Huttig Building Products, Inc. (the “Company”) shall be pursuant to the terms of the EVA Plan, except as set forth below. The amendments to the EVA Plan with respect to the 2010 awards have been approved by the Board of Directors (the “Board”) of the Company, upon recommendation of the Management Organization & Compensation Committee of the Board.
PAYMENT OF 2010 INCENTIVE AWARDS
•	The 2010 EVA bonus awards shall be paid in full to the participants (without interest) and no portion of such awards shall be banked or subject to forfeiture provided that the participant continues to be employed by the Company at the date of payment(s);

•	The payment date or dates of the 2010 EVA bonus awards shall be determined by the President and Chief Executive Officer at his discretion; provided, that the payment date or dates of the awards to the executive officers shall be approved by the Executive Committee of the Board; and

•	The payment of any 2010 EVA award is subject to the participant’s continued employment with the Company through the date of payment; provided, that all 2010 EVA awards shall become immediately payable upon a change in control of the Company, as defined in the Company’s standard change in control agreements.